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                                  EXHIBIT 23.1


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                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-8) and related prospectus for the registration of 1,875,000 shares of common stock upon exercise of stock options granted under the 1996 Stock Option Plan of Brightpoint, Inc. and to the incorporation by reference herein of our report dated January 28, 1997, with respect to the consolidated financial statements of Brightpoint, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related schedule included therein, filed with the Securities and Exchange Commission.



Indianapolis, Indiana
September 24, 1997